                                                                     EXHIBIT 5.1

                      [LETTERHEAD OF DORSEY & WHITNEY LLP]

                                 August 1, 2003


ATS Medical, Inc.
3905 Annapolis Lane
Minneapolis, Minnesota 55447

Ladies and Gentlemen:

         We have acted as counsel to ATS Medical, Inc., a Minnesota corporation (the "Company"), in connection with a Registration Statement on Form S-8 (the "Registration Statement") relating to the sale by the Company from time to time of (i) up to 1,000,000 shares of Common Stock, $.01 par value per share, of the Company (the "Common Stock"), issuable pursuant to the Company's 2000 Stock Incentive Plan (the "Incentive Plan"), (ii) up to 300,000 shares of Common Stock, issuable pursuant to the Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan") and (iii) up to 1,805,000 shares of Common Stock issuable upon the exercise of options granted in connection with the hiring of certain executive officers and employees of the Company (the "Individual Option Agreements").

         We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below.

         In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

         Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Incentive Plan, the Purchase Plan or the Individual Option Agreements, as applicable, will be validly issued, fully paid and nonassessable.

         Our opinions expressed above are limited to the laws of the State of Minnesota.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                         Very truly yours,


                                         /s/ Dorsey & Whitney LLP

TSH